Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-8) pertaining to the Employees’ Thrift Plan of Indianapolis Power & Light Company and to the incorporation by reference therein of our reports dated February 24, 2012, with respect to the consolidated financial statements and schedules of The AES Corporation, and the effectiveness of internal control over financial reporting of The AES Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

McLean, Virginia
February 24, 2012